EXHIBIT 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS FULLY DILUTED EARNINGS PER SHARE OF $0.30 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

LITTLE ELM, TEXAS, December 10, 2003—Retractable Technologies, Inc. (AMEX:RVP) (“Retractable”), a leading maker of safety needle devices, reported a loss per share of $0.12 for the three-month period ended September 30, 2003, and diluted earnings of $0.30 for the nine-month period ended September 30, 2003. For the comparable periods last year, Retractable reported losses per share of $0.11 and $0.39 respectively.

Net revenues for the three months ended September 30, 2003 were $4,143,807, a decrease of $255,549 from the same period last year. Revenues for the nine-month period were $13,059,115, a decrease of $324,238 from the comparable 2002 period.

Gross profit as a percentage of net revenues increased to 15.8 percent for the three months ended September 30, 2003 compared with 14.1 percent for the same period last year. Gross profits, before a product recall and recovery in 2002, increased from 23.0 percent for the nine months ended September 30, 2002, to 24.7 percent for the nine months ended September 30, 2003.

Operating expenses, excluding debt conversion expense of $2,319,073 in 2002, increased for both periods in 2003 compared with 2002 due principally to higher compensation expense, travel and entertainment, stock option expenses, and increased legal expenses (principally related to Retractable’s litigation with NMT).

The National Marketing and Distribution Agreement (the “Agreement”) the Company had with Abbott Laboratories (“Abbott”) was terminated on October 14, 2003. During the first two months of the fourth quarter of 2003 total unit sales were 5.1 percent higher than the same period last year despite the lack of any sales to Abbott in the fourth quarter. Thus far, both new and existing distributors have made up for the loss in sales to Abbott. However, the Company believes that its sales and profitability will continue to be affected by the lack of market access.

Effective December 1, 2003, Katie Petroleum, Inc. and Katie Investment, Ltd. converted 500,000 and 62,500 shares of Series V Class B Convertible Preferred Stock, respectively, into Common Stock of the Company on a one for one basis. These transactions reduce the Company’s preferred dividend requirements by $180,000 annually.

For more information, refer to the Form 10-QSB for the nine months ended September 30, 2003, filed with the Securities and Exchange Commission on November 14, 2003.

Retractable Technologies, Inc. manufactures and markets VanishPoint® automated retraction safety syringes and blood collection devices, which virtually eliminate healthcare worker exposure to accidental needlestick injuries. These revolutionary devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device, a feature that is designed to prevent reuse. VanishPoint® safety needle devices are distributed by various specialty and general line distributors. For more information on Retractable, visit our Web site at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect the Company’s current views with respect to future events. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, the Company cannot assure you that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of dramatic increases in demand; the Company’s ability to quickly increase its production capacity in the event of a dramatic increase in demand; the Company’s ability to access the market; the Company’s ability to successfully resolve its litigation with Becton Dickinson, among others; the Company’s ability to continue to finance research and development as well as operations and expansion of production; the increased interest of larger market players, specifically Becton Dickinson, in providing safety needle devices; and other risks and uncertainties that are detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED BALANCE SHEETS

	September 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Cash and cash equivalents	$8,335,319	$1,342,117
Accounts receivable, net	1,208,541	2,666,866
Inventories, net	4,837,932	2,779,554
Other current assets	276,065	276,524

Total current assets	14,657,857	7,065,061
Property, plant, and equipment, net	9,813,027	10,515,480
Intangible assets, net	405,405	405,641
Other assets	63,238	72,671

Total assets	$24,939,527	$18,058,853

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$2,499,720	$4,229,396
Current portion of long-term debt	238,252	840,899
Accrued compensation	333,028	328,717
Marketing fees payable	1,828,733	1,874,571
Accrued royalties	642,010	602,777
Other accrued liabilities	159,629	145,116

Total current liabilities	5,701,372	8,021,476

Long-term debt, net of current maturities	2,696,573	2,600,298

Stockholders’ equity:
Preferred Stock $1 par value
Series A	—	1,056,000
Series I, Class B	249,400	259,400
Series II, Class B	418,500	431,000
Series III, Class B	145,245	150,745
Series IV, Class B	1,066,000	1,066,000
Series V, Class B	2,314,571	2,416,221
Common Stock, no par value	—	—
Additional paid-in capital	50,674,669	49,411,177
Accumulated deficit	(38,326,803)	(47,353,464)

Total stockholders’ equity	16,541,582	7,437,079

Total liabilities and stockholders’ equity	$24,939,527	$18,058,853

See Notes to Condensed Financial Statements in the Form 10-QSB

RETRACTABLE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months ended September 30, 2003	Three Months ended September 30, 2002	Nine Months ended September 30, 2003	Nine Months ended September 30, 2002
Sales, net	$4,143,807	$4,399,356	$13,059,115	$13,383,353
Cost of sales	3,487,691	3,778,294	9,838,884	10,308,412
Product recall and recovery	—	—	—	481,637

Gross profit	656,116	621,062	3,220,231	2,593,304

Operating expenses:
Sales and marketing	827,461	831,793	2,980,850	2,764,887
Research and development	125,309	81,988	385,539	246,560
General and administrative	1,582,392	1,215,195	4,502,785	3,214,424
Debt conversion expense	—	—	—	2,319,073

Total operating expenses	2,535,162	2,128,976	7,869,174	8,544,944

Loss from operations	(1,879,046)	(1,507,914)	(4,648,943)	(5,951,640)
Interest income	16,208	2,165	31,160	6,942
Interest expense	(68,073)	(93,162)	(235,067)	(394,918)
Litigation settlement, net	—	—	13,879,511	—

Net income (loss)	(1,930,911)	(1,598,911)	9,026,661	(6,339,616)
Preferred Stock dividend requirements	(627,233)	(617,747)	(1,954,002)	(1,594,910)

Net income (loss) applicable to common shareholders	$(2,558,144)	$(2,216,658)	$7,072,659	$(7,934,526)

Net income (loss) per share – basic	$(0.12)	$(0.11)	$0.34	$(0.39)

Net income (loss) per share – diluted	$(0.12)	$(0.11)	$0.30	$(0.39)

Weighted average common shares outstanding	21,504,353	20,311,017	20,781,379	20,294,572

See Notes to Condensed Financial Statements in the Form 10-QSB

Retractable Technologies, Inc.
Investor Contact: Douglas W. Cowan	Media Contact: Phillip L. Zweig
Vice President and Chief Financial Officer	Communications Director
(888)806-2626 or (972)294-1010	(212)490-0811 or (214)912-7415 (cell)
rtifinancial@vanishpoint.com	plzweig@aol.com